Exhibit 10.1

PROGRAM AGREEMENT

FOR

AIMCO/APFC MULTIFAMILY DEVELOPMENT PROGRAM

Dated as of August 5, 2022

PROGRAM AGREEMENT

THIS PROGRAM AGREEMENT (“Agreement”) is entered into as of August 5, 2022, by and between Aimco OP, L.P., a Delaware limited partnership (“Aimco”), and Alaska Permanent Fund Corporation, an instrumentality of the State of Alaska, on behalf of the state funds managed under AS 37.13 (together with its permitted successors and assigns, “APFC”).

Recitals

Aimco and APFC desire to establish a program for their joint investment in the acquisition, development, construction, ownership, leasing, operation, and sale of certain multi-family rental apartment projects through a series of separate Ventures (defined below), upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Aimco and APFC hereby agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION
1.1
Definitions. Whenever used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person Controlling or Controlled by or under common Control with such Person.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Aimco” shall have the meaning set forth in the Preamble to this Agreement.

“Aimco Capital Allocation” shall have the meaning set forth in Section 2.1(b).

“Aimco Percentage Interest” shall mean, for each Project, the Percentage Interest of Aimco for such Project.

“Aimco OP” shall mean Aimco OP, L.P., a Delaware limited partnership, or its Successor.

“Aimco Parent” means Apartment Investment and Management Company, a Maryland corporation, or its Successor.

“Aimco Related Party” shall mean each of Aimco OP, Aimco Parent and each Person that is wholly owned, directly or indirectly, by Aimco OP and/or Aimco Parent.

“Aimco Sole Control Party” shall mean each Aimco Related Party and each other Person that has one or more Aimco Related Parties (and no other Person) as it sole general partner(s), managing member(s) or equivalent, directly or indirectly. For clarification, (x) if a Person has

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one or more limited partners or non-managing members that are not Aimco Related Parties and that have customary veto rights with respect to major decisions but do not have day-to-day management control or the power to act on behalf of such Person, such Person may be an Aimco Sole Control Party, and (y) if a Person is managed by “co-managers”, “co-managing members”, “co-general partners” or the equivalent, one of whom is an Aimco Related Party and one of which is not an Aimco Related Party, such Person is not an Aimco Sole Control Party.

“Aimco’s Knowledge” shall have the meaning set forth in Section 5.1(e).

“APFC” shall have the meaning set forth in the Preamble to this Agreement.

“APFC Capital Allocation” shall have the meaning set forth in Section 2.1(c).

“APFC Percentage Interest” shall mean, for each Project, the Percentage Interest of APFC for such Project.

“Business Day” shall mean any day, other than Saturday, Sunday, or a day national banks are authorized or required to be closed in Denver, Colorado or Juneau, Alaska.

“Business Plan” shall mean a written description of a Project which shall include (i) the development program for the Project, (ii) the budget for the acquisition, development and construction of the Project (which shall be the Project Budget in the case of the Business Plan submitted in connection with Final Review), (iii) the sources and uses for the Project, (iv) the proforma for the Project (which shall include a calculation of the Profit Margin, Yield and Leveraged IRR), (v) a development and construction critical dates schedule, and (vi) such additional information as Aimco determines.

“Capital Allocations” shall mean the APFC Capital Allocation and the Aimco Capital Allocation.

“Capital Contributions” shall have the meaning ascribed to it in the Venture Agreement.

“Commitment Period” means the period commencing on the date of this Agreement and ending on the Commitment Termination Date.

“Commitment Termination Date” shall mean the earliest to occur of the following: (i) the date on which APFC has given Preliminary Approval or Final Approval for Selected Projects that are allocated 95% or more of the APFC Capital Allocation (subject to Section 2.4(d)), (ii) the thirtieth (30th) calendar day after written notice from APFC to Aimco of APFC’s election to terminate the Commitment Period, (iii) the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) the thirtieth (30th) calendar day after written notice from Aimco to APFC following any three (3) year period in which Aimco has been unable to locate Qualifying Projects for APFC Preliminary Approval, and (iv) the date of issuance of a Default Termination Notice.

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether as an officer, director,

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member, or otherwise through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Default Termination Notice” shall have the meaning set forth in Section 6.2.

“Determination Date” shall mean (i) for Preliminary Review of a Project, the date on which Aimco submits such Project to APFC pursuant to Section 2.2(a) (or if Aimco does not submit such Project to APFC, the outside date for submission of such Project pursuant to Section 2.2(a)), and (ii) for Final Review of a Project, the date on which Aimco submits such Project to APFC pursuant to Section 2.3(a) (or if Aimco does not submit such Project to APFC, the outside date for submission of such Project pursuant to Section 2.3(a)).

“Event of Default” shall have the meaning set forth in Section 6.1.

“Excluded Projects” shall mean those Projects listed on Exhibit A.

“Exclusivity Termination Date” means the earlier of (i) the Commitment Termination Date and (ii) the thirtieth (30th) calendar day after written notice from Aimco to APFC of Aimco’s election to terminate the exclusivity provisions of this Agreement if during the eighteen (18) month period prior to such termination APFC has declined to give Preliminary Approval and/or Final Approval to three (3) or more Qualifying Projects.

“Fair Market Value” means, with respect to any property or asset, the cash purchase price which could be negotiated in an arm’s-length, free market transaction, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Final Approval” shall have the meaning set forth in Section 2.3(c).

“Final Completion” shall mean, with respect to any Project, substantial completion of construction of such Project, the completion of all punchlist items in a good and workmanlike manner in accordance with the applicable plans and specifications and all applicable laws, covenants, conditions and restrictions, and a final and unconditional approval (certificate of occupancy, temporary certificate of occupancy or the equivalent) has been issued by all appropriate governmental authorities for the core and shell of the improvements (but not including any tenant improvements) and closeout of the applicable construction contract.

“Final Investment Package” shall have the meaning set forth in Section 2.3(b).

“Final Review” shall have the meaning set forth in Section 2.3(a).

“Initial Investment Package” shall have the meaning set forth in Section 2.2(b).

“Investment Guidelines” means, collectively, the following criteria with respect to a Project: (a) at Final Completion, such Project will generate a Profit Margin of not less than 20%, (b) at Stabilization, such Project will generate a Yield of not less than 150 basis points in excess of the projected capitalization rate at Stabilization, (c) based on a hypothetical sale at Stabilization and liquidation of the applicable Venture, such Project will generate a Leveraged

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IRR of not less than 18%, and (d) the Total Project Cost of such Project is anticipated to be not less than $50,000,000. Notwithstanding the foregoing, the Project known as the Anschutz project in Aurora, Colorado shall be deemed to comply with the Investment Guidelines for purposes of this Agreement.

“Investment Package” means an Initial Investment Package or Final Investment Package.

“Leveraged IRR” shall mean the annual discount rate at which the net present value of the projected capital contributions to and distributions from a Venture equals zero, calculated for each such capital contribution from the date such capital contribution was made, based on the actual number of days elapsed over a 365 or 366 day year, as the case may be, using the XIRR formula utilized in the most recent version of Microsoft Excel from time to time.

“Non-Qualifying Projects” shall mean a Project that is not a Qualifying Project.

“Outside Vertical Commitment Date” shall mean, for each Project, a date set forth in the Pursuit Schedule for such Project as the last date on which the Vertical Commitment Date shall occur.

“Percentage Interest” shall have the meaning ascribed to it in each Venture Agreement, and shall be determined in accordance with Section 2.8.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity.

“Phase” shall have the meaning set forth in Section 2.7.

“Phased Project” shall have the meaning set forth in Section 2.7.

“Preliminary Approval” shall have the meaning set forth in Section 2.2(c).

“Preliminary Review” shall have the meaning set forth in Section 2.2(a).

“Profit Margin” shall mean, for any Project, the ratio that (i) the excess of the Fair Market Value of the Project as of Stabilization over the Total Project Cost bears to (ii) the Total Project Cost.

“Project” shall mean the ground-up development of a multifamily rental apartment project on land owned directly or indirectly by, or that may in the future be owned directly or indirectly by, a Venture.

“Project Budget” means the budget for the acquisition, development and construction of a Project.

“Pursuit Budget” shall mean, for each Submitted Preliminary Project, the budget for the Pursuit Costs for such Submitted Preliminary Project included in the Initial Investment Package, as such budget may be modified in accordance with the terms of this Agreement.

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“Pursuit Schedule” shall mean the schedule for the acquisition and development of a Project up to the Vertical Commitment Date, as such schedule may be modified in accordance with the terms of this Agreement.

“Pursuit Costs” shall mean, for each Project, all third party out-of-pocket costs and expenses incurred in connection with the acquisition and development of such Project prior to the Vertical Commitment Date. For clarity, (i) the cost of the land included in the Pursuit Costs shall be the actual third party cost of acquiring the land, without mark-up, and (ii) Pursuit Costs shall not include any fees to, or overhead of, Aimco or its Affiliates. Notwithstanding the foregoing, Pursuit Costs may include reasonable out-of-pocket expenses incurred by Aimco and APFC or their Affiliates but excluding costs for travel and lodging related to such Project.

“Qualifying Project” shall mean any Project (other than the Excluded Projects) with respect to which, as of the Determination Date, (i) an Aimco Sole Control Party owns in fee simple (or has a contract to acquire in fee simple) such Project, and (ii) such Project, in the good faith business judgment of Aimco, is projected to satisfy all of the Investment Guidelines.

“Rejected Project” shall mean (i) any Submitted Preliminary Project for which APFC declines, or is deemed to have declined, to grant Preliminary Approval (unless and until such Submitted Preliminary Project becomes a Submitted Final Project and APFC thereafter grants Final Approval with respect to such Submitted Final Project), and (ii) any Submitted Final Project (including a Selected Preliminary Project) for which APFC declines, or is deemed to have declined, to grant Final Approval.

“Selected Final Project” shall have the meaning set forth in Section 2.3(c).

“Selected Preliminary Project” shall have the meaning set forth in Section 2.2(c).

“Selected Project” shall mean any Selected Preliminary Project or Selected Final Project; excluding, however, any Selected Preliminary Project for which APFC declines, or is deemed to have declined, to grant Final Approval, from and after the date that such Selected Preliminary Project becomes a Rejected Project.

“Stabilization” shall mean, for any Project, the achievement of stabilized occupancy of such Project, which shall generally refer to such Project achieving lease-up and occupancy from rent paying tenants leasing (i) at least 92% of the total rental residential units under leases with terms substantially consistent with any leasing parameters included in the Business Plan for such Project, and (ii) 92% of the total commercial rentable square footage, provided that this clause (ii) shall not apply to any Project in which the commercial rentable square footage is less than five percent (5%) of the total square footage of the Project.

“Submitted Final Project” shall mean any Qualifying Project or Non-Qualifying Project submitted to APFC for Final Review in accordance with Section 2.3.

“Submitted Preliminary Project” shall mean any Qualifying Project or Non-Qualifying Project submitted to APFC for Preliminary Review in accordance with Section 2.2.

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“Submitted Project” shall mean any Submitted Preliminary Project or Submitted Final Project.

“Successor” means, with respect to any Person, a successor owner of all or substantially all of such Person’s assets, whether by merger, consolidation, division, acquisition or otherwise.

“Total Project Cost” shall mean, for any Project, the total cost of acquiring, developing, constructing and operating such Project through Stabilization.

“Venture” shall mean each separate limited liability company formed by Aimco and APFC or their Affiliates pursuant to this Agreement for the purpose of acquiring a Project, which limited liability company shall be governed by a Venture Agreement.

“Venture Agreement” shall mean in the case of each Venture, a limited liability company agreement in substantially the form to be approved by Aimco and APFC within 5 business days from the date of this Agreement.

“Venture Closing” shall mean, with respect to a Selected Final Project, the formation of the Venture for such Project and the execution of the Venture Documents for such Venture.

“Venture Closing Date” shall mean, for any Venture Closing, the date on which such Venture Closing occurs.

“Venture Documents” shall mean, with respect to each Venture, the Venture Agreement and all other agreements relating to such Venture approved by or executed by APFC Member and Aimco Member.

“Vertical Commitment Date” shall mean for each Project the date, determined by Aimco in its good faith business judgment and set forth in the Pursuit Schedule for such Project, on which the Project Budget (including related construction pricing) for such Project is sufficiently finalized that Aimco can provide the cost overrun protections set forth in the Venture Agreement for such Project, provided that in no event shall the Vertical Commitment Date be later than the date that is thirty (30) days prior to the earlier of (i) the projected date for the commencement of on-site construction of the Project (excluding any on-site work that is provided for in the Pursuit Budget) and (ii) the projected date of closing on the construction loan for the Project.

“Yield” shall mean, for any Project, the ratio that the untrended annual net operating income of such Project bears to the Total Project Costs of such Project.

1.2
Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to the Exhibits attached to this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the term “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to Articles, Sections, clauses, and Exhibits shall refer to those portions of this Agreement, and any reference to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section

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in which such reference occurs. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit to, this Agreement.
Article 2

APPROVAL OF PROJECTS AND FORMATION OF VENTURES
2.1
Overview; Capital Allocations.
(a)
This Article 2 provides rules for the submission by Aimco and the approval or disapproval by APFC of Projects. Each Selected Final Project shall be acquired by a separate Venture as provided in Section 2.3(d) and shall thereafter be governed by the applicable Venture Documents. In the event of a conflict between the Venture Documents and this Agreement with respect to a given Venture or Project, the terms of the Venture Documents shall control. Subject to the foregoing and as set forth more fully in the form of the Venture Agreement, the following general terms shall apply to each Project:
(1)
The applicable Venture will make distributions as set forth in the distribution waterfall in the Venture Agreement, on a stand-alone basis without reference to any cash flows other than contributions to and distributions from such Venture. Notwithstanding the foregoing, in the case of a Phased Project, the distribution waterfall shall be applied separately with respect to each Phase, subject to the clawback obligation of Aimco or its Affiliate as set forth in the Venture Agreement.
(2)
Aimco or its Affiliate shall have the right to crystallize and/or monetize the value of its Promoted Interest as defined in the Venture Agreement, subject to the terms and conditions relating thereto contained in the Venture Agreement.
(3)
Aimco or its Affiliate shall satisfy the “Key Person Requirement” as defined in the Venture Agreement.
(4)
Aimco and APFC shall endeavor to cause the Ventures to obtain debt financing with a target stabilized loan to value of 50% of the portfolio of Projects held by the Ventures taken as a whole and loan to cost construction financing of no more than 65% as calculated on a Project-by-Project basis. To the extent that a lender requires a completion guaranty or any customary nonrecourse carve-out guarantees or indemnities, such guaranties and/or indemnities will be provided by Aimco or its creditworthy affiliate. In no event will APFC be obligated to provide any loan guarantees or indemnities in connection with any financing.
(5)
Aimco or its Affiliate shall provide cost overrun protections as set forth in the Venture Agreement for each Selected Final Project.
(6)
Aimco or its Affiliate shall be the manager of each Venture, subject to APFC’s rights to consent to certain major decisions and to remove the manager for cause as set forth in the Venture Agreement.

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(7)
Aimco or its Affiliate shall provide development management services and asset management services with respect to each Selected Final Project in exchange for fees as set forth in the Venture Agreement, and may provide other services at market rates as approved by APFC.
(b)
Aimco Capital Allocation. Except as otherwise agreed by APFC and Aimco, the minimum aggregate capital allocation of Aimco to Projects receiving Preliminary Approval and/or Final Approval (the “Aimco Capital Allocation”) shall be $40,000,000 or more, as determined in accordance with Sections 2.2 and 2.3 as a function of each Selected Project’s Percentage Interests and Capital Allocation, provided that upon the Commitment Termination Date, the Aimco Capital Allocation shall be fixed at an amount equal to the aggregate Aimco Capital Allocation for all Selected Projects as of that date, subject to modification only as jointly approved by Aimco and APFC or as otherwise set forth in any Venture Agreement. For Selected Projects, the Aimco Capital Allocation shall be funded at such times and in such manner as provided in this Agreement and/or the Venture Agreement for the Venture formed for the purposes of acquiring each such Selected Project, as applicable.
(c)
APFC Capital Allocation. Except as otherwise agreed by APFC and Aimco, the maximum aggregate capital allocation of APFC to Projects receiving Preliminary Approval and/or Final Approval under this Agreement or the Venture Agreements (the “APFC Capital Allocation”) shall be an amount not to exceed $360,000,000, provided that upon the Commitment Termination Date, the APFC Capital Allocation shall be fixed at an amount equal to the aggregate APFC Capital Allocation for all Selected Projects as of that date, subject to modification only as jointly approved by Aimco and APFC, or as set forth in Section 2.4(d) or as otherwise set forth in any Venture Agreement. For Selected Projects, the APFC Capital Allocation shall be funded at such times and in such manner as provided in this Agreement and/or the Venture Agreement for the Venture formed for the purposes of acquiring each such Selected Project, as applicable.
2.2
Preliminary Review.
(a)
Aimco shall submit each Qualifying Project to APFC for preliminary review (“Preliminary Review”) no later than the date that is twelve (12) months after the applicable Aimco Sole Control Party acquires fee title to the land for such Qualifying Project. Aimco may, but shall not be obligated to, submit any Non-Qualifying Project to APFC for Preliminary Review no later than the date that is twelve (12) months after Aimco or its Affiliate acquires title to the land for such Non-Qualifying Project. For clarity, Aimco may submit a Qualifying Project or Non-Qualifying Project to APFC for Preliminary Review prior to the date on which Aimco or its Affiliate acquires or contracts to acquire title to the land for such Qualifying Project or Non-Qualifying Project.
(b)
For each Submitted Preliminary Project, Aimco shall deliver to APFC the following with respect to such Submitted Preliminary Project (collectively, the “Initial Investment Package”): (i) the Business Plan, (ii) the Pursuit Budget, (iii) the Pursuit Schedule, (iv) the amount of the Aimco Capital Allocation and APFC Capital Allocation that will be allocated to the Submitted Preliminary Project (which shall be in proportion to their respective Percentage Interests), and (v) the Aimco Percentage Interest and the APFC Percentage Interest,

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determined in accordance with Section 2.8. In addition, prior to or concurrently with the delivery to APFC of the Initial Investment Package, Aimco shall deliver to APFC, with respect to such Submitted Preliminary Project, the documents and materials set forth on Exhibit B, to the extent the same exist and are reasonably available to Aimco. Promptly following request, Aimco shall deliver such other information as APFC reasonably requests, to the extent such documents, materials and other information are reasonably available to Aimco, and any supplemental materials requested within the initial ten (10) day period following delivery of the Initial Investment Package shall restart the review period described in Section 2.2(d) until delivered or Aimco confirms such supplemental materials are not available to Aimco.
(c)
In submitting the Initial Investment Package to APFC, Aimco shall provide to APFC: (i) a certification by Aimco that it has conducted due diligence of the Project, in accordance with the standard of Due Care (as defined in the Venture Agreement) and a summary of the due diligence conducted by Aimco with respect to the Project and the conclusions thereof, including a copy of any material third party reports obtained by Aimco, and (ii) a statement as to whether Aimco reasonably expects the Project, as of the date of the Venture Closing, will satisfy the parameters set forth on Exhibit E in all material respects (or noting any exceptions).
(d)
No later than the date that is twenty-five (25) days after receipt of the Initial Investment Package for a Submitted Preliminary Project, APFC shall notify Aimco in writing that (i) APFC preliminarily approves the Submitted Preliminary Project (“Preliminary Approval”) or (ii) APFC does not preliminarily approve the Submitted Preliminary Project. If APFC fails to timely notify Aimco that it preliminarily approves the Submitted Preliminary Project, then it shall be deemed to have declined to grant Preliminary Approval of the Submitted Preliminary Project. If APFC grants Preliminary Approval of a Submitted Preliminary Project, then such Project shall constitute a “Selected Preliminary Project.” Upon a Submitted Preliminary Project becoming a Selected Preliminary Project, the Pursuit Budget shall be deemed approved and APFC shall from time to time within ten (10) Business Days of receipt of written request, reimburse Aimco for the APFC Percentage Interest of the portion of the Pursuit Budget incurred to date by Aimco with respect to such Selected Preliminary Project. If APFC declines or is deemed to have declined Preliminary Approval of a Submitted Preliminary Project, then such Submitted Preliminary Project shall constitute a “Rejected Project”, but shall be offered again to APFC pursuant to Section 2.3.
(e)
Following Preliminary Approval of a Selected Preliminary Project, Aimco shall continue such acquisition and development activities with respect to the Selected Preliminary Project as Aimco determines in its good faith business judgment, in accordance with the Pursuit Schedule and Pursuit Budget for such Selected Preliminary Project approved by APFC as part of the Preliminary Approval. Aimco shall keep APFC informed of the progress of the Selected Preliminary Project and provide to APFC such information regarding the Selected Preliminary Project as APFC may reasonably request from time to time. Within ten (10) Business Days after receipt of written draw request from Aimco (not more frequently than monthly), containing such information as APFC may reasonable require, APFC shall fund the APFC Percentage Interest of the Pursuit Costs incurred by Aimco in accordance with the Pursuit Budget approved by APFC in connection with the Preliminary Approval of such Selected Preliminary Project, provided that Aimco has funded (or is concurrently funding) the Aimco Percentage Interest of such Pursuit

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Costs. APFC’s obligation to fund the APFC Percentage Interest of Pursuit Costs for a Selected Preliminary Project shall terminate at Final Approval of such Project (and shall be considered capital contributions to the Venture for such Selected Preliminary Project) or when APFC declines to provide such Final Approval, subject to Section 2.4(b). After Preliminary Approval of a Selected Preliminary Project, any modification of the Pursuit Schedule or Pursuit Budget for such Selected Preliminary Project shall be subject to the approval of APFC, such approval not to be unreasonably withheld.
2.3
Final Review.
(a)
Aimco shall submit each Qualifying Project (whether or not such Project is a Selected Preliminary Project) to APFC for final review (“Final Review”) no later than the date that is thirty (30) days after the Vertical Commitment Date. Aimco may, but shall not be obligated to, submit any Non-Qualifying Project to APFC for Final Review no later than the date that is thirty (30) days after the Vertical Commitment Date.
(b)
For each Submitted Final Project that is submitted by Aimco to APFC for Final Review, Aimco shall deliver to APFC the following with respect to such Submitted Final Project (collectively, the “Final Investment Package”): (i) an updated Business Plan, (ii) the Aimco Percentage Interest and the APFC Percentage Interest, as determined in accordance with Section 2.8, (iii) the updated Project Budget, (iv) in the case of a Submitted Final Project that did not previously receive Preliminary Approval, the Fair Market Value of the land, (v) in the case of a Submitted Final Project that previously received Preliminary Approval, a summary of the Pursuit Costs incurred in connection with the Submitted Final Project (such Pursuit Costs to be updated as of execution of the Venture Agreement for such Submitted Final Project), (vi) the amount of the Aimco Capital Allocation and APFC Capital Allocation that will be allocated to the Submitted Final Project (which shall be in proportion to their respective Percentage Interests), and (vii) a statement as to whether, to Aimco’s Knowledge, the Project satisfies the parameters set forth on Exhibit E in all material respects (or noting any exceptions) and a certification by Aimco that it has conducted final due diligence of the Submitted Final Project, in accordance with the standard of Due Care. In addition, prior to or concurrently with the delivery to APFC of the Final Investment Package, Aimco shall deliver to APFC, with respect to such Submitted Final Project, the documents and materials set forth on Exhibit C, to the extent the same exist and are reasonably available to Aimco. Promptly following request, Aimco shall deliver such other information available to Aimco as APFC reasonably requests, to the extent such documents, materials and other information are reasonably available to Aimco; provided that any delivery of supplemental materials pursuant to this sentence shall not restart the fifteen (15) Business Day period described in Section 2.3(c).
(c)
No later than the date that is fifteen (15) Business Days after receipt of the Final Investment Package for a Submitted Final Project, APFC shall notify Aimco in writing that (i) APFC approves the Submitted Final Project (“Final Approval”) or (ii) APFC does not approve the Submitted Final Project. If APFC fails to timely advise Aimco that it approves the Submitted Final Project, then it shall be deemed to have declined to approve the Submitted Final Project. If APFC grants Final Approval of a Submitted Final Project, then such Project shall constitute a “Selected Final Project.” If APFC declines or is deemed to have declined Final Approval of a Submitted Final Project, then such Submitted Final Project shall constitute a “Rejected Project”.

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(d)
In the event that APFC grants Final Approval of a Submitted Final Project, then within thirty (30) days after such Final Approval, Aimco and APFC shall complete the Venture Closing for the Venture for such Submitted Final Project. At the Venture Closing, APFC and Aimco shall (i) cause the Venture to be formed for such Submitted Final Project, (ii) execute (or cause their respective Affiliates to execute) the Venture Documents for such Venture, and (iii) take such other actions as may be required under the Venture Agreement for such Venture upon the execution thereof (including reflecting contributions for Pursuit Costs as Capital Contributions and the advance of the initial Capital Contributions contemplated by such Venture Agreement).
(e)
For any Selected Preliminary Project, in the event that the Vertical Commitment Date has not occurred by the Outside Vertical Commitment Date, Aimco shall notify APFC in writing of a new Outside Vertical Commitment Date determined in good faith, together with an explanation regarding the reason for the delay in the Vertical Commitment Date. During the thirty (30) day period after receipt of such notice, APFC may elect, by written notice to Aimco, to either accept the new Outside Vertical Commitment Date or withdraw from the Selected Preliminary Project (and APFC’s failure to so notify Aimco shall be deemed its election to withdraw). If APFC elects (or is deemed to have elected) to withdraw, then within thirty (30) days after such election, Aimco shall elect, by written notice to APFC, to either (i) continue such Selected Preliminary Project or (ii) discontinue such Selected Preliminary Project. If APFC elects (or is deemed to have elected) to withdraw from the Selected Preliminary Project, then Aimco shall not be obligated to submit such Selected Preliminary Project to APFC for Final Review and Section 2.4(b) shall apply.
(f)
In the case of any Project for which the Fair Market Value will be included in the Final Investment Package, Aimco may (prior to submission of the Final Investment Package) provide written notice to APFC of its determination of such Fair Market Value. No later than the date that is ten (10) Business Days after receipt of such notice, APFC shall notify Aimco in writing whether APFC approves or disapproves such Fair Market Value (and APFC’s failure to timely respect shall be deemed disapproval). If APFC approves such Fair Market Value, then such Fair Market Value will be included in the Final Investment Package for such Project. If APFC does not approve (or is deemed to disapprove) such Fair Market Value, then Aimco may initiate the process set forth on Exhibit D for determining the Fair Market Value for such Project.
(g)
If APFC does not approve the Fair Market Value of any Project set forth in the Final Investment Package, and such Fair Market Value was not previously determined pursuant to Section 2.3(f), then during the ten (10) Business Days after receipt of such Final Investment Package, APFC may notify Aimco in writing that it does not approve such Fair Market Value. If APFC timely provides such notice, then (i) either Aimco or APFC may initiate the process set forth on Exhibit D for determining the Fair Market Value for such Project and (ii) the ten (10) Business Day period set forth in Section 2.3(c) shall be tolled until the Fair Market Value is so determined (at which time Section 2.3(c) shall continue in accordance with its terms).
2.4
Rejected Projects.
(a)
If APFC does not grant Preliminary Approval of a Submitted Preliminary Project, Aimco, at its sole cost and expense, may pursue and acquire for its own account, through an

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Affiliate or with a third party, such Submitted Preliminary Project, provided that if such Submitted Preliminary Project is a Qualifying Project then such Submitted Preliminary Project shall remain subject to Section 2.3.
(b)
If APFC grants Preliminary Approval of a Submitted Preliminary Project (i.e., such Project becomes a Selected Preliminary Project), and APFC later declines or is deemed to decline to grant Final Approval of such Selected Preliminary Project, then within ten (10) Business Days after APFC notifies Aimco that it does not grant Final Approval (or after expiration of the fifteen (15) day period in Section 2.3(c) if APFC fails to notify Aimco that it does not grant Final Approval), Aimco shall elect, by written notice to APFC, to either (i) continue such Selected Preliminary Project or (ii) discontinue such Selected Preliminary Project.
(1)
If Aimco elects to discontinue such Selected Preliminary Project, Aimco shall use commercially reasonable efforts to sell such Selected Preliminary Project or otherwise maximize the value of such Selected Preliminary Project through the liquidation of all assets related to such Selected Preliminary Project. All amounts received by Aimco as a result of such sale or liquidation (net of any third party out-of-pocket expenses incurred in connection with such sale or liquidation) (“Net Proceeds”), shall be shall be paid to Aimco and APFC in the following order of priority:
(A)
first, to Aimco and APFC, pro rata in accordance with the aggregate amounts owed to them under this clause (A) (the “Sharing Percentages”), until Aimco and APFC have each received (i) first, all Pursuit Costs advanced by them for such Selected Preliminary Project and (ii) second, a cumulative return on such Pursuit Costs, from the date advanced, at the rate of 9.00% per annum, compounding quarterly;
(B)
thereafter, 50% to Aimco and 50% to APFC;

Provided, that if the Net Proceeds are insufficient to pay to Aimco and APFC all amounts required pursuant to the foregoing clause (A) (such insufficiency, the “Shortfall”), then Aimco shall pay to APFC an amount equal to (i) the Shortfall multiplied by (ii) a percentage equal to the excess of 50% over the Aimco Percentage Interest.

(2)
If Aimco elects to continue such Selected Preliminary Project, then on or before six (6) months after such election, Aimco shall pay to APFC any amount equal to the amount that would be payable to APFC pursuant to Section 2.4(b)(1) if such assets were sold for such Fair Market Value and the Net Proceeds of such sale were distributed to APFC and Aimco pursuant to Section 2.4(b)(1). APFC shall thereafter have no further rights or obligations with respect to such Selected Preliminary Project. Either Aimco or APFC may initiate the process set forth on Exhibit D for determining Fair Market Value at any time after Aimco elects to continue such Selected Project.
(c)
If APFC declines or is deemed to decline to grant Preliminary Approval of a Submitted Preliminary Project, and thereafter such Project becomes a Submitted Final Project and APFC declines or is deemed to decline to grant Final Approval of such Submitted Final

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Project, then Aimco, at its sole cost and expense, may pursue and acquire for its own account, through an Affiliate or with a third party, such Submitted Final Project.
(d)
If APFC grants Preliminary Approval of a Submitted Preliminary Project (i.e., such Project becomes a Selected Preliminary Project), and APFC later declines or is deemed to decline to grant Final Approval of such Selected Preliminary Project, the Pursuit Costs actually funded by APFC and not reimbursed pursuant to Section 2.4(b)(1) or (2) (in lieu of the previously approved APFC Capital Allocation for such Selected Preliminary Project) shall thereafter be counted toward the allocated APFC Capital Allocation for all purposes under this Agreement.
2.5
Exclusivity.
(a)
Aimco agrees that at all times prior to the Exclusivity Termination Date, it will offer (and will cause each of its Affiliates to offer) to APFC the right to invest in, through a Venture, any Qualifying Project presented or offered to, or otherwise discovered or found by, Aimco or any of its Affiliates which Aimco or any of its Affiliates elects to pursue, all in accordance with the procedures set forth in Sections 2.2 and 2.3. From and after the Exclusivity Termination Date, notwithstanding anything to the contrary in this Agreement, but subject to Section 2.6(a) and Section 2.6(b) in the case of Selected Projects, Aimco shall have the right but not the obligation to follow the procedures set forth in Sections 2.2 and 2.3 with respect to a prospective Submitted Project.
(b)
Aimco and its Affiliates at all times shall be free to directly or indirectly acquire and develop Non-Qualifying Projects without any obligation to APFC hereunder. Aimco, from time to time and in any case following a request from APFC, shall notify APFC of Non-Qualifying Projects for which Aimco or an Affiliate has entered into a legally binding contract to acquire during the three (3) month period preceding such notice.
2.6
Term. This Agreement shall remain in force and effect until the Commitment Termination Date. This Agreement shall remain in force and effect following the Commitment Termination Date only to the following extent:
(a)
For any Selected Preliminary Project for which the Final Review process has not been completed, this Agreement shall survive as to such Selected Preliminary Project until the earlier of (i) completion of the Final Review process for such Selected Preliminary Project and, if APFC grants Final Approval of such Selected Preliminary Project, until the Venture Closing with respect to such Project has occurred, and (ii) completion by the parties of their obligations under Section 2.3(e).
(b)
For any Selected Final Project for which the Venture Closing has not yet occurred, then this Agreement shall survive as to such Selected Final Project until such Venture Closing has occurred.
(c)
For clarity, the Commitment Termination Date shall not affect APFC’s and Aimco’s respective rights and obligations under the Venture Documents with respect to Selected Final Projects as to which the Venture Closing has occurred.

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(d)
The obligation to pay any amount which accrues prior to the Commitment Termination Date or earlier termination of this Agreement shall survive the Commitment Termination Date or such earlier termination.
2.7
Phased Project. For purposes of this Agreement, a “Phased Project” consists of a Project that consists of more than one separate phases (each, a “Phase”), each of which is underwritten, developed, constructed and financed independently. Notwithstanding anything to the contrary in this Agreement, for all purposes under this Agreement, including this Article 2, each Phase shall be treated as an independent Project, except that upon APFC’s grant of Final Approval of a Submitted Final Project that is a second or subsequent Phase within a given Project, Section 2.3(d) shall be modified so that such Phase shall be included within the then-existing Venture for such Project, as opposed to a newly formed Venture, and the then-existing Venture Documents shall be amended to reflect the addition of such Phase.
2.8
Percentage Interests. For each Selected Project, the respective Percentage Interests of Aimco and APFC shall be determined as follows (unless otherwise agreed by Aimco and APFC):
(a)
For each Selected Project that is a Phased Project, or is a Phase of a Phased Project, the Aimco Percentage Interest shall be twenty-five percent (25%) and the APFC Percentage Interest shall be seventy-five percent (75%).
(b)
For each Selected Project that is not a Phased Project, and is not a Phase of a Phased Project, the Aimco Percentage Interest shall be ten percent (10%) and the APFC Percentage Interest shall be ninety percent (90%).
Article 3

COVENANTS OF THE PARTIES
3.1
Implementing Agreement. Aimco shall use commercially reasonable efforts to seek, identify and submit Qualifying Projects to APFC for review in accordance with the terms of this Agreement. Each of Aimco and APFC shall take all reasonable actions required to fulfill their respective obligations to one another hereunder, and shall otherwise use their respective commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby.
3.2
Access to Information and Employees. Upon the request of APFC, Aimco shall give APFC and its representatives reasonable access to any and all information in its possession relating to each of the Submitted Projects and shall make available to APFC and its representatives during normal business hours those of Aimco’s officers, directors, members, principals, consultants, accountants, advisers, brokers, agents, engineers, employees and representatives as APFC and its representatives shall reasonably request for the purpose of allowing APFC to determine whether or not to grant Preliminary Approval or Final Approval of a Submitted Project. Notwithstanding the information and materials to be included in any Investment Package, Aimco shall promptly forward to APFC with respect to any Submitted Project any and all documents, data, information and other materials obtained, generated or produced by Aimco and/or any accountants, auditors, attorneys, engineers and other consultants

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relating to that Submitted Project requested by APFC to the extent in Aimco’s possession or control. Except as set forth in Section 5, Aimco makes no representation or warranty as to the accuracy or completeness of any information provided to APFC by Aimco pursuant to the terms hereof.
3.3
Confidentiality of Information. Except as otherwise provided below, to the maximum extent permitted by AS 37.13.200, APFC shall maintain all information furnished to it by Aimco with respect to Projects in strict confidence, provided that any party may disclose such information to its officers, directors, partners, members, shareholders, employees, accountants, attorneys, advisors, representatives and agents provided such Persons are informed of the confidential nature of such information and are instructed to maintain the confidentiality of such information. In the event that APFC determines not to grant Preliminary Approval or Final Approval of a Submitted Project, at the request of Aimco, AFPC shall cause its representatives to return to Aimco, or to destroy, all information furnished to it by Aimco with respect to such Submitted Project, except that APFC may retain copies (which may be electronic copies) of such information and any materials prepared by APFC that contain or reflect upon such information to the extent APFC deems reasonably necessary for the limited purposes of regulatory compliance or internal record-keeping. APFC shall not be required to maintain in confidence information which (i) it is compelled to disclose under applicable law, by judicial or administrative requirements of law, provided that if permitted by law, it shall promptly inform Aimco of the request to disclose so as to permit Aimco to obtain a protective order with respect to such information, (ii) becomes generally available to the public other than through a disclosure by it in violation of the terms hereof, (iii) is lawfully known to it prior to its disclosure by the other parties to it or (iv) becomes available to it on a non-confidential basis from a source which was not known by it to be bound by any legal or contractual obligation of confidentiality with respect to such information. In addition, APFC will be permitted to disclose information without notice: (x) upon the request of any government or regulatory body having or claiming to have authority to regulate or oversee any aspect of APFC’s business or that of its Affiliates, provided that APFC shall advise the government or regulatory body of the confidential nature of such information and request the confidential treatment of such information; and (y) to any court, legal or regulatory body in connection with any legal dispute that might arise between the parties in connection with this Agreement or a Venture.
3.4
Press Releases. Either party may issue a press release or similar public statement describing this Agreement, subject to the prior written consent of the other party hereto (provided that such consent shall not be required to the extent that such statement is required by law).
3.5
Informational Calls and Meetings
(a)
Aimco and APFC shall schedule conference calls at mutually agreeable times and upon reasonable notice from APFC, to review and discuss the status of Submitted Projects and such matters as APFC may from time to time request to be included on the agenda of each such conference call. At least three (3) Business Days prior to each such conference call, Aimco shall deliver to APFC a reasonably detailed pipeline report concerning the status of proposed and existing Projects that Aimco reasonably believes may become Submitted Projects.

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(b)
If requested by APFC, Aimco shall meet annually with APFC in Juneau, Alaska or at another location of APFC’s choosing at a mutually convenient time.
3.6
Reporting. On or before December 1st of each year during the Commitment Period, Aimco will provide to APFC an annual report that includes the following: (i) an update to the Business Plan for each Selected Preliminary Project, (ii) a narrative description of the status of each Selected Preliminary Project, (iii) to the extent known to Aimco, a summary of any new Qualifying Projects as to which Aimco anticipates submitting to APFC for Preliminary Review.
3.7
Service Agreements. Promptly following execution of this Agreement, Aimco and APFC shall negotiate and finalize the forms of the Development Management Agreement and Asset Management Agreement contemplated by the Venture Agreement. Each such agreement shall include normal market terms for comparable agreements, and shall include the following:
(a)
The Development Management Agreement shall provide for a development fee equal to 3.0% of total project costs, excluding initial acquisition costs (including purchase price, commissions, financing, interest, other fees and closing and transaction costs), leasing commissions, financing costs, interest, lease-up contingencies and the development fee itself.
(b)
The Asset Management Agreement shall provide for an annual asset management fee equal to 0.50% on invested equity, upon Stabilization of the applicable Project, to be paid quarterly in arrears.
Article 4

CONDITIONS PRECEDENT
4.1
Conditions Precedent to the Obligations of APFC. Prior to APFC consummating a Venture Closing, each of the following conditions shall have been satisfied to the satisfaction of, or waived by, APFC:
(a)
Aimco shall have complied in all material respects with all of its obligations and covenants under this Agreement required to be performed by it on or before the applicable Venture Closing Date.
(b)
All of the representations and warranties of Aimco hereunder shall be correct in all material respects on and as of the applicable Venture Closing Date as if made on the applicable Venture Closing Date.
(c)
Aimco shall have delivered all of the documents contemplated to be delivered by it pursuant to Section 2.3(d), all in form and substance reasonably satisfactory to APFC.
(d)
No order of any court or administrative agency shall be in effect that restrains or prohibits any of the transactions contemplated by the applicable Venture Documents, and no suit, action, inquiry, investigation or proceeding shall have been instituted by any Person seeking to restrain or prohibit the Project, or change the terms of or obtain other relief in connection with the applicable Venture Documents.

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4.2
Conditions Precedent to the Obligations of Aimco. Prior to Aimco consummating a Venture Closing, each of the following conditions shall have been satisfied to the reasonable satisfaction of, or waived by, Aimco:
(a)
APFC shall have complied in all material respects with all of its obligations and covenants under this Agreement required to be performed by it on or before the applicable Venture Closing Date.
(b)
All of the representations and warranties of APFC hereunder shall be correct in all material respects on and as of the applicable Venture Closing Date as if made on the applicable Venture Closing Date.
(c)
APFC shall have delivered all of the documents contemplated to be delivered by it pursuant to Section 2.3(d) all in form and substance reasonably satisfactory to Aimco.
(d)
No order of any court or administrative agency shall be in effect that restrains or prohibits any of the transactions contemplated by the applicable Venture Documents, and no suit, action, inquiry, investigation or proceeding shall have been instituted by any Person seeking to restrain or prohibit the Project, or change the terms of or obtain other relief in connection with the applicable Venture Documents.
Article 5

REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1
Representations, Warranties and Covenants of Aimco. Aimco hereby makes the following representations, warranties and covenants to APFC, which representations, warranties and covenants shall be deemed remade upon the submission to APFC for review and approval of any Investment Package (except to the extent Aimco shall otherwise notify APFC):
(a)
Aimco is a Delaware limited liability company duly formed and validly existing under the laws of the state of its organization, with all requisite power and authority to carry on its business as now being conducted. Aimco has all requisite power and authority to enter into this Agreement and the other agreements contemplated to be entered into by it in connection herewith and to carry out the transactions contemplated hereby and thereby.
(b)
The execution and delivery of this Agreement and the other agreements to be entered into by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Aimco. This Agreement and such other agreements have been executed and delivered by a duly authorized officer of Aimco and constitute the valid and binding obligations of Aimco, enforceable against Aimco in accordance with the terms hereof and thereof, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
(c)
The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Aimco do not: (i) violate any decree or judgment of any court or governmental authority that are applicable to Aimco; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a

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default under (or an event with or without notice or lapse of time or both would constitute a default) under, any material contract or agreement to which Aimco is a party; or (iv) violate or conflict with any provision of the organizational documents of Aimco.
(d)
No broker, finder, agent or other intermediary has been employed by or on behalf of Aimco in connection with the negotiation or consummation of this Agreement, and no such party has any claim for any commission, finder’s fee or similar amount payable as a result of any engagement of such party by Aimco.
(e)
To Aimco’s Knowledge, no item prepared by Aimco or its Affiliates included in any Investment Package misstates any material fact or circumstance regarding the applicable Project. To Aimco’s Knowledge, no item prepared for Aimco or its Affiliates by an unrelated third party and included in any Investment Package misstates any material fact or circumstance regarding the applicable Project. APFC acknowledges that certain of the materials provided in the Investment Packages may be based upon assumptions and research which Aimco believes are proper in exercising its commercially reasonable business judgment, and that actual results of operations and achievements may differ materially from the stated plans, goals, objectives and projections set forth therein. For the purposes of this Agreement, the term “Aimco’s Knowledge” means the current actual knowledge, of its Chief Executive Officer and Chief Financial Officer (“Aimco Knowledge Parties”), who are the persons who would, in the ordinary course of their responsibilities as employees or agents of Aimco, receive notice from other agents or employees of Seller or from other persons or entities of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of Seller. Aimco shall have the right, to be exercised from time to time by written notice to APFC, to substitute as new Aimco Knowledge Parties individuals who satisfy the requirements set forth in the foregoing sentence.
(f)
Prior to the Exclusivity Termination Date, neither Aimco nor any Affiliate of Aimco will enter into any contract, agreement or other arrangement or understanding which conflicts with or is inconsistent in any material respect with this Agreement, or prevents, frustrates, limits or restricts Aimco’s ability to fully perform its obligations under this Agreement, nor shall Aimco or any of its Affiliates, prior to the Exclusivity Termination Date, conduct discussions or negotiations with any party in connection with any such contract, agreement or other arrangement or understanding. Notwithstanding the foregoing, after either APFC or Aimco has given a notice of termination to the other as described in the definition of “Commitment Termination Date” or “Exclusivity Termination Date”, Aimco may conduct discussions or negotiations, and enter into agreements, with capital providers for the financing of Projects which first arise after expiration of the Commitment Period; provided, however, prior to the Exclusivity Termination Date, Aimco shall continue to comply with its other obligations set forth in this Agreement (e.g., delivering Submitted Projects and Investment Packages to APFC for its review and consideration).
(g)
Aimco is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Aimco is not engaged in the transaction

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contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.
5.2
Representations and Warranties of APFC. APFC hereby makes the following representations and warranties to Aimco, which representations and warranties shall be deemed remade upon the grant of Preliminary Approval and Final Approval of any Submitted Project (except to the extent APFC shall otherwise notify Aimco):
(a)
APFC is a public corporation, duly organized or formed and validly existing and in good standing under the laws of the state of its organization, with all requisite power and authority to carry on its business as now being conducted. APFC has all requisite power and authority to enter into this Agreement and the other agreements contemplated to be entered into by it in connection herewith and to carry out the transactions contemplated hereby and thereby.
(b)
The execution and delivery of this Agreement and the other agreements to be entered into by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of APFC. This Agreement and such other agreements have been executed and delivered by a duly authorized officer of APFC and constitute the valid and binding obligations of APFC, enforceable against APFC in accordance with the terms hereof and thereof, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
(c)
The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by APFC do not: (i) violate any decree or judgment of any court or governmental authority that are applicable to APFC; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) under, any material contract or agreement to which APFC is a party; or (iv) violate or conflict with any provision of the organizational documents of APFC.
(d)
No broker, finder, agent or other intermediary has been employed by or on behalf of APFC in connection with the negotiation or consummation of this Agreement, and no such party has any claim for any commission, finder’s fee or similar amount payable as a result of any engagement of such party by APFC.
(e)
APFC is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. APFC is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.
Article 6

EVENTS OF DEFAULT
6.1
Event of Default. Any breach or default of any covenant, duty, obligation, representation or warranty under this Agreement shall be an “Event of Default”; provided,

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however, that the defaulting party (a) shall have received from the other party written notice of such breach or default; and (b) shall have (i) failed to cure or remedy such breach or default within ten (10) Business Days following such notice, in the event of a monetary default, or thirty (30) days following the date of such notice in the event of any other breach or default; or (ii) if such breach or default does not consist of the failure to pay money and is not curable within such thirty (30) days, failed to commence such cure within such thirty (30) days or failed to diligently and continuously pursue such a cure or remedy thereafter and in any event failed to fully cure or remedy such breach or default within one hundred twenty (120) days of such notice.
6.2
Remedies. If an Event of Default shall occur and be continuing on the part of either Aimco or APFC, then the non-defaulting party may (i) elect, by written notice to the defaulting party (“Default Termination Notice”), to trigger the Commitment Termination Date, (ii) pursue such remedies as may be available under each Venture Agreement for such Event of Default, and/or (iii) pursue such other remedies as may be available under applicable law.
Article 7

MISCELLANEOUS
7.1
Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served (a) by delivering such notice in person to such party, (b) by Federal Express, United Parcel Service or other nationally recognized overnight courier delivery service or (c) by electronic mail prior to 5:00 pm Eastern time. In the case of notices given under clause (c) above, a copy of such notice must also be sent via overnight courier or personal delivery. All notices are to be sent to or made at the addresses set forth below:

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If to APFC, addressed as follows: The Alaska Permanent Fund Corporation 801 West 10th Street Juneau, AK 99801 Attention: Tim Andreyka Email: tandreyka@apfc.org with a copy to: Cox, Castle & Nicholson LLP 2029 Century Park East, Suite 2100 Los Angeles CA 90067 Attention: Elizabeth A. Willes Email: ewilles@coxcastle.com

If to Aimco, addressed as follows:

Aimco OP, L.P.

4582 South Ulster Street, Suite 1400

Denver, CO 80237

Attention: Lynn Stanfield and Jennifer Johnson

Email: lynn.stanfield@aimco.com, jennifer.johnson@aimco.com

with a copy to: Arnold & Porter 601 Massachusetts Ave, NW Washington, DC 20001 Attention: Michael Goodwin and Carey Smith Email: michael.goodwin@arnoldporter.com carey.smith@arnoldporter.com

All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. By giving written notice thereof, each party to this Agreement shall have the right from time to time to change its address pursuant hereto.

7.2
Expenses. Each party hereto shall bear its own expenses with respect to entering into this Agreement and each Venture Agreement.
7.3
No Third-Party Beneficiaries. The parties do not intend to confer any benefit hereunder on any Person other than the parties hereto.
7.4
Assignment; Change of Control.
(a)
Aimco may not assign or delegate its rights or obligations under this Agreement without the prior written consent of APFC, except that Aimco may assign and/or delegate its

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rights or obligations under this Agreement to an Affiliate of Aimco that is Controlled by Aimco Parent as long as the “Key Person Requirement” contained in each Venture Agreement remain satisfied, without APFC’s consent, provided that Aimco provides written notice of such assignment and/or delegation to APFC promptly thereafter. Any transfer of direct or indirect interests in Aimco or other transaction in violation of the foregoing shall be deemed to be an assignment by Aimco of its rights and obligations under this Agreement that requires APFC’s prior written consent.
(b)
APFC may not assign or delegate its right or obligations under this Agreement without the prior written consent of Aimco.
7.5
Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signature of either party to any of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page. Signature pages may be delivered by facsimile, electronic mail or other electronic means and upon delivery shall be deemed an original.
7.6
Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
7.7
Governing Law. Except as required by applicable Alaska law, this Agreement and the obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country.
7.8
Waiver. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.
7.9
Binding Effect. Except as herein otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, heirs, administrators, executors, successors and permitted assigns.
7.10
Entire Agreement; Amendments. This Agreement and the exhibits hereto constitute the entire agreement between the parties hereto relative to the pursuit of Projects and the formation of the Ventures. Except as otherwise provided herein, no amendments to this

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Agreement shall be binding upon any party unless set forth in a document duly executed by such party.
7.11
Approvals in Writing. All approvals required hereunder shall be in writing.
7.12
Costs of Enforcement. In the event of any action or proceeding brought by any party against another under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys’ fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. If the party which shall have commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING BROUGHT BY ANY OTHER PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
7.13
No Personal Liability. No advisor, trustee, director, officer, employee, beneficiary, member, manager, shareholder, participant, representative or agent of Aimco or APFC shall have any personal liability, directly or indirectly, under or in connection with this Agreement, and each party shall look solely to the assets of the other party hereto for the satisfaction of any judgment or decree.
7.14
Relationship. This Agreement by itself shall not create any joint venture, partnership or other similar relationship between the parties, and any such relationship will be created solely pursuant to this Agreement and the applicable Venture Agreements. Neither Aimco nor APFC is acting as advisor, consultant, partner, fiduciary or in any similar capacity for or to the other, it being acknowledged that each decision made by the parties hereunder will be made in their independent discretion after consultation with their own advisors, and without representation or warranty by the other except as set forth in this Agreement or in a writing signed by the party to be bound.
7.15
REIT Cooperation. The parties acknowledge that Aimco Parent is an Affiliate of Aimco that has elected to qualify as a “real estate investment trust” (a “REIT”) within the meaning of Sections 856-860 of the Internal Revenue Code, as amended (the “Code”). Notwithstanding anything to the contrary in this Agreement, if Aimco from time to time provides notice to APFC that, in the exercise of Aimco Parent’s reasonable judgment, a transaction, arrangement or structure under or resulting from this Agreement reasonably could have an adverse effect on Aimco Parent’s ability to qualify as a REIT or could result in the imposition of any taxes or penalties under Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code, as now enacted or hereafter amended, the parties shall cooperate reasonably and in good faith and shall take such actions (or refrain from taking such actions) as are reasonably required by an Aimco Parent to protect such REIT status and avoid or minimize such taxes or penalties without cost or liability to APFC or its Affiliates.

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[Signature page follows]

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SIGNATURE PAGE TO PROGRAM AGREEMENT FOR
APFC/AIMCO MULTIFAMILY DEVELOPMENT PROGRAM

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Aimco OP, L.P., a Delaware limited partnership

By: Aimco OP GP, LLC, a Delaware limited liability company, its general partner

By: Apartment Investment and Management Company, a Maryland corporation, its member

By:

Name:

Its:

S-1

ALASKA PERMANENT FUND CORPORATION, an instrumentality of the State of Alaska, on behalf of the state funds managed under AS 37.13

By:

Name:

Title:

S-2